Exhibit 10.3

SEPARATION AGREEMENT

     This Separation Agreement (“Agreement”) is made and entered into by and between Craig Conway (“Executive”), and PeopleSoft, Inc. (“Company”), is effective when executed by both parties and is based upon the following:

RECITALS

     A. Executive has been employed by Company as its President and Chief Executive Officer since May 1999.

     B. The Company has terminated Executive’s employment, as set forth below.

     C. This Agreement is entered into in order to document the parties agreements regarding the termination.

     NOW THEREFORE, the parties agree that in full, sufficient and complete consideration of the mutual promises and covenants contained herein, Executive and Company hereby agree as follows:

AGREEMENT

     1. Termination of Employment. Effective as of 12:01 a.m. on October 1, 2004 (“Termination Date”), Executive was terminated from the employ of the Company without Cause pursuant to section 4(d) of the Employment Agreement entered into by Executive and the Company on May 10, 1999 and restated as of May 27, 2003 (the “Employment Agreement”). Following the Termination Date and Executive’s resignation as a member of the Board of Directors of the Company, Executive shall no longer be designated as a Section 16(b) person of the Company under the Securities Exchange Act of 1934, as amended.

     2. Accrued Salary and Paid Time Off. Executive has recieved payment, subject to customary withholding and other taxes, on the Termination Date for all earned and unpaid base salary, and all accrued and unused vacation as of that date. Executive and Company acknowledge and agree that no deferred salary remains payable to Executive, and that there is no agreement to defer payment of any future salary to which Executive may be entitled.

     3. Severance Benefits. Upon execution of this Agreement and the Mutual Release of Claims attached hereto as Exhibit A, Executive will receive the following severance benefits pursuant to section 4(d) of the Employment Agreement in addition to the payments referenced in section 2:

          (i) In strict compliance with the Employment Agreement, with respect to the Stock Options granted to Executive prior to the Termination Date, that number of Stock Options that would have vested had Executive remained employed by the Company for an additional twenty-four (24) months after the Termination Date shall immediately have their vesting accelerated based on service-based vesting provisions only;

          (ii) In strict compliance with the Employment Agreement, with respect to the restricted stock grant of 500,000 shares awarded to Executive (grant number 034756), Executive will receive a cash payment equal to the fair market value of the number of shares of restricted stock that would have vested pro rata based on the number of months from the date of the grant through the Termination Date;

          (iii) In strict compliance with the Employment Agreement, with respect to the restricted stock grant of 150,000 shares awarded to Executive (grant number 045455), Executive will receive a cash payment equal to the fair market value as of the Termination Date of the number of shares of restricted stock that would have had their vesting accelerated as a result of twenty-four (24) months service-based vesting;

          (iv) In variance of the Employment Agreement, Executive shall receive within 5 days of the effective date a lump sum payment equal to $3,207,766.33 which equates to the Company’s obligation for continued payments of twenty-four (24) months Base Salary and twenty-four (24) months Target Bonus discounted to net present value, less applicable withholding obligations of the Company; and

          (v) In strict compliance with the Employment Agreement, the Company will pay the group health, dental and vision plan continuation coverage premiums for Executive and his covered dependents under Title X of the Consolidated Budget

Reconciliation Act of 1985, as amended (“COBRA”) or any applicable state law that provides for such continuation coverage for the lesser of (A) twenty-four (24) months from the Termination Date, or (B) the date upon which Executive and his covered dependents are covered by similar plans of Executive’s new employer.

     4. Other Compensation or Benefits. Executive acknowledges and agrees that, except as expressly provided in this Agreement, Executive will not receive and is not entitled to any additional compensation, severance or benefits after the Termination Date except such payment, if any, as may be due under section 16 (Golden Parachute Excise Taxes) of the Employment Agreement.

     5. Continuing Obligations. Executive reaffirms his existing and continuing obligations set forth in the Employee Proprietary Information Agreement (the “Proprietary Information Agreement”) that Executive signed, a copy of which is attached hereto at Exhibit B. Executive acknowleges and agrees that such obligations are continuing and survive the termination of Executive’s employment with the Company.

     6. Taxes. Executive acknowledges and agrees that Executive shall be personally responsible for the payment of any and all taxes which may be due on the payments described in this Agreement, except for any FICA or other payroll taxes which a state or federal government tax agency determines the Company was obligated to pay on behalf of the Company. Executive further acknowledges that the Company does not make and has not made any representations regarding the taxability of any payment from the Company to Executive described in this Agreement, and Executive has have not relied on any representations of the Company on that subject. Executive further acknowledges that Executive will indemnify and hold the Company harmless in the event any taxing authority determines that tax obligations are due pursuant to the payments made hereunder.

     7. The parties to this Agreement understand that each party is responsible for bearing its own costs and attorneys’ fees incurred in connection with the preparation and negotiation of this Agreement.

     8. Miscellaneous. This Agreement, including Exhibit A, which is hereby incorporated by reference herein, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by Executive and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of Executive and the Company, and inure to the benefit of Executive and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. Each party shall bear its own costs, expenses and attorneys’ fees incurred in negotiating and finalizing this Agreement. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to principles of conflict of laws. Any dispute regarding the payments and benefits described herein shall be subject to section 14 of the Employment Agreement (Non-Binding Mediation, Arbitration and Equitable Relief); the arbitrator’s fees in connection with any arbitration proceeding arising under that section shall be paid by the Company.

     IN WITNESS WHEREOF, this Agreement has been executed in duplicate originals on the dates indicated below, and shall become effective as indicated above.

EXECUTIVE

Dated: October 15, 2004	By:	/s/ Craig Conway

PEOPLESOFT, INC.

Dated: October 18, 2004	By:	/s/ A. George Battle

Member, Board of Directors
Dated: October 17, 2004
	By:	/s/ James P. Shaughnessy

General Counsel

Exhibit A – Mutual Release of Claims

Exhibit B – Proprietary Information Agreement

EXHIBIT A

MUTUAL RELEASE OF CLAIMS

     This Release of Claims (“Release”) is entered into by and between Craig Conway (“Executive”) and PeopleSoft, Inc. (“Company”) as follows:

     Executive understands and agrees to the terms in the foregoing Separation Agreement (“Agreement”) and also understands that this Release, together with the Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and Executive with regard to the subject matter hereof. Executive is not relying on any promise or representation by the Company that is not expressly stated therein. Certain capitalized terms used in this Release are defined in the Agreement.

     Except as otherwise set forth in this Release, Executive hereby releases the Company and its parents, subsidiaries, successors, predecessors and affiliates, and its and their current and former partners, members, directors, officers, employees, stockholders, shareholders, agents, attorneys, predecessors, insurers, affiliates and assigns (“Releasees”), from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to Executive’s compensation or benefits under the Employment Agreement entered into by Executive and the Company on May 10, 1999 and restated as of May 27, 2003 (“Employment Agreement”), including without limitation claims for salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, restricted stock, stock options, or any other equity compensation or ownership interests in the Company (other than compensation and benefits accrued on or before any termination of employment).

     The Company, in turn, hereby releases Executive from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to Executive’s compensation or benefits under the Employment Agreement, including without limitation claims for salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, restricted stock, stock options, or any other equity compensation or ownership interests in the Company (other than compensation and benefits accrued on or before any termination of employment).

     The matters released herein do not include claims, liabilities and obligations (i) of Executive pursuant to the Proprietary Information Agreement signed by Executive, (ii) of the parties pursuant to the Indemnification Agreement entered into by and between the Company and Executive on August 12, 2002, (iii) any indemnification rights of Executive under the Company’s Certificate of Incorporation, the Company’s Bylaws, any vote of stockholders or disinterested Directors, the General Corporation Law of the State of Delaware, or any other law, statute or regulation, both as to action in Executives’s official capacity and as to action in any other capacity while holding such office, or (iv) of Company with respect to such payment, if any, as may be due to Executive under section 16 (Golden Parachute Excise Taxes) of the Employment Agreement.

     Executive and the Company represent and warrant that they each, respectively, have the sole right and authority to execute this Release and that they have not assigned or transferred, or purported to assign or transfer, to any corporation, entity or person, any dispute or claims released herein or any amount of money related thereto.

EXECUTIVE

Dated: October 15, 2004	By:	/s/ Craig Conway

PEOPLESOFT, INC.

Dated: October 18, 2004	By:	/s/ A. George Battle

Member, Board of Directors
Dated: October 17, 2004
	By:	/s/ James P. Shaughnessy

General Counsel